Exhibit 4.4

2003 STOCK INCENTIVE PLAN

OF

US AIRWAYS GROUP, INC.

1. PURPOSE. The purpose of this Plan is to advance the interests of the Corporation by encouraging the acquisition of a larger personal proprietary interest in the Corporation by key employees of the Corporation and of its Subsidiaries upon whose judgment and dedication the Corporation is largely dependent for the successful conduct of its business. It is anticipated that the acquisition of such proprietary interest in the Corporation will stimulate the efforts of such key employees on behalf of the Corporation and strengthen their desire to remain with the Corporation or its Subsidiaries and that the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract and retain desirable personnel.

2. HISTORY. This Plan is intended to replace the Corporation’s other plans pursuant to which equity securities could be awarded to key employees of the Corporation and of its Subsidiaries, which other plans were rejected pursuant to the Corporation’s First Amended Joint Plan of Reorganization dated as of January 17, 2003, as modified, and approved by the Bankruptcy Court on March 18, 2003 (the “Joint Plan”). The Plan was amended and restated by the Committee on June 6, 2003. This document amends and restates the Plan effective as of May 19, 2004, pursuant to the authority granted to the Committee under the Plan and action taken by the Committee at its meeting on March 10, 2004.

3. DEFINITIONS. When used in this Plan, unless the context otherwise requires:

(a)	“Board” shall mean the Board of Directors of the Corporation.

(b)	“Cause” shall mean an act or acts of personal dishonesty taken by a Participant and intended to result in substantial personal enrichment at the expense of the Corporation or any of its Subsidiaries or the conviction of a Participant of a felony.

(c)	“Change of Control” shall mean the occurrence of any of the following events; provided, however, that neither the emergence of the Corporation from Chapter 11 reorganization cases nor any of the transactions contemplated by the Joint Plan shall constitute a Change of Control under this Section 3(d):

(i)

The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Group Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Group Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (v) any acquisition directly from the Corporation, (w) any acquisition by the Corporation or any of its subsidiaries, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries, (y) any acquisition by any corporation with respect to which, following such acquisition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Group Common Stock and

Outstanding Group Voting Securities, as the case may be or (z) any acquisition by an individual, entity or group that, pursuant to Rule 13d-1 promulgated under the Exchange Act, is permitted to, and actually does, report its beneficial ownership of Outstanding Group Common Stock and Outstanding Group Voting Securities on Schedule 13G (or any successor Schedule); provided further, that if any such individual, entity or group subsequently becomes required to or does report its ownership of Outstanding Group Common Stock and Outstanding Group Voting Securities on Schedule 13D (or any successor Schedule) then, for purposes of this Section 3(d)(i), such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so file, beneficial ownership of all of the Outstanding Group Common Stock and Outstanding Group Voting Securities beneficially owned by it on such date; or

(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

(iii)	There is consummated a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 85% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Group Common Stock and the Outstanding Group Voting Securities, as the case may be; or

(iv)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation or the consummation of the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation with respect to which, following such sale or other disposition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Group Common Stock and Outstanding Group Voting Securities, as the case may be.

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(d)	“Class A Common Stock” shall mean the class A common stock, par value $1.00 per share, of the Corporation.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Committee” shall mean a committee of Board members appointed by the Board to administer the Plan.

(g)	“Corporation” shall mean US Airways Group, Inc.

(h)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i)	“Fair Market Value” as of a particular date shall mean (1) the average of the high and low sales prices per Share on the national securities exchange on which the Shares are principally traded on such date, or (2) if the Shares are not listed or admitted to trading on any such exchange, the closing price as reported by the NASDAQ Stock Market for the last preceding date on which there was a sale of Shares, or (3) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market or the value of the Shares is not otherwise determinable, such value as determined by the Committee in good faith upon the advice of a qualified valuation expert.

(j)	“Joint Plan” shall have the meaning provided in Section 2 of the Plan.

(k)	“Options” shall mean the options to purchase Class A Common Stock issued pursuant to Section 8 of the Plan.

(l)	“Performance Measures” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Committee in its discretion, pursuant to the provisions of Section 6.

(m)	“Plan” shall mean this 2003 Stock Incentive Plan of US Airways Group, Inc., as such Plan may be amended from time to time.

(n)	“Preferred Stock” shall mean the Class A Preferred Stock, nominal value $.0001 per share, of the Corporation.

(o)	“Restricted Stock” shall mean Class A Common Stock which has been awarded to a grantee subject to the restrictions referred to in Section 9 hereof so long as such restrictions are in effect.

(p)	“Share” shall mean a share of Class A Common Stock.

(q)	“Subsidiary” shall mean any corporation more than 50% of whose stock having general voting power is owned by the Corporation or by a Subsidiary of the Corporation.

(r)	“Unit” shall mean a Warrant and a share of Preferred Stock granted pursuant to Section 10 of the Plan. The term “Unit” is used as a term of convenience to facilitate administration of the Plan and to describe the fact that the Warrants and Preferred Stock must be granted together; the Company will not issue Units and the Units are not a separate security.

(s)	“Warrant” shall mean a Class A-1 Warrant of the Corporation exercisable for the purchase of one Share.

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4. ADMINISTRATION. The Plan shall be administered by the Committee, which shall consist of not less than two directors of the Corporation, each of whom shall qualify as a “Non-Employee Director” (within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act) and as an “Outside Director” (within the meaning of Section 162(m)(4)(c) of the Code). The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may determine advisable to make the Plan, the Units, Options, and Restricted Stock effective or to provide for their administration, and may take such other action with regard to the Plan, the Units, Options, and Restricted Stock as it shall deem desirable to effectuate their purpose. The Committee may require that any Options or Warrants granted be exercisable in installments and that the restrictions or other limitations on any Restricted Stock or Preferred Stock or Warrants granted lapse in installments. A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of the Plan, Options and Restricted Stock and grants of Units shall be final. The failure of the recipient of an Option, award of Restricted Stock, Warrant or Preferred Stock to execute the agreement governing such grant prepared by the Committee within 90 days after the date of the receipt of same shall render the agreement and the underlying Option, Restricted Stock, Warrant and/or Preferred Stock grant null and void ab initio.

5. SHARES AVAILABLE FOR ISSUANCE. Except to the extent of adjustments authorized by Section 15 hereof, no more than (a) 4,750,000 shares of Class A Common Stock, plus (b) such additional shares of stock of the Corporation as provided for in the Joint Plan (including, but not limited to, 2,220,570 of Class A Common Stock which may be issued upon the exercise of 2,220,570 of the Corporation’s Class A-1 Warrants, which Class A-1 Warrants may be issued hereunder together with 2,220,570 shares of the Corporation’s Class A Preferred Stock), which may be either treasury Shares (or shares of Preferred Stock, as applicable) or authorized but unissued Shares (or shares of Preferred Stock, as applicable). 2,220,570 shares of Class A Common Stock and 2,220,570 shares of Preferred Stock may be issued pursuant to Unit awards granted under this Plan. 4,750,000 shares of Class A Common Stock may be issued pursuant to Option and Restricted Stock awards granted under this Plan. Any Shares (or shares of Preferred Stock) subject to Unit, Option or Restricted Stock awards may thereafter be subject to new grants under this Plan if there is a lapse, expiration or termination of any such Unit, Option or Restricted Stock awards prior to issuance of the Shares (or shares of Preferred Stock) or if Shares (or shares of Preferred Stock) are issued hereunder and thereafter reacquired by the Corporation pursuant to rights reserved by the Corporation in connection with the issuance thereof.

6. AWARDS OF PERFORMANCE-BASED COMPENSATION. At its discretion, the Committee may make awards of Options, Restricted Stock or Units intended to comply with the “performance-based” compensation provisions of Code Section 162(m). The number of shares becoming exercisable or transferable with respect to such awards of Restricted Stock or Units shall be determined based on the attainment of written performance goals approved by the Committee for a performance period. The performance goal shall state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the award recipient if the goal is attained. The performance goals must be established by the Committee in writing no more than 90 days after the commencement of the performance period or, if less, the number of days that is equal to 25% of the relevant performance period. Performance goals will be based on the attainment of one or more Performance Measures. To the degree consistent with Code Section 162(m), the performance goals may be calculated without regard to extraordinary items. For Options intended to be performance-based compensation under Code Section 162(m), either the purchase price of the Shares subject to the Options must be at least equal to Fair Market Value on the date of grant, or the exercisability or vesting of the Options must be conditioned upon the satisfaction of performance goals as described in this paragraph. Except with respect to Options granted at Fair Market Value, the Committee must certify in writing prior to transfer to a recipient of any performance-based compensation that the performance goals and other material terms of the award have been satisfied. Notwithstanding anything in the Plan to the contrary, the Committee shall not have discretion to increase the amount of compensation payable that would otherwise be applicable upon attainment of the performance goals for an award that is intended to be “performance-based” under Code Section 162(m).

Performance Measures may include the following: (i) earnings before all or any taxes (“EBT”); (ii) earnings before all or any of interest expense, taxes, depreciation and amortization (“EBITDA”); (iii) earnings before all or any of interest expense, taxes, depreciation, amortization and rent (“EBITDAR”); (iv) earnings before all or any of interest expense and taxes (“EBIT”); (v) net earnings; (vi) net income; (vii) operating income or margin; (viii) earnings per share; (ix) growth; (x) return on shareholders’ equity; (xi) capital expenditures; (xii) expenses and expense ratio management; (xiii) return on investment; (xiv) improvements in capital structure; (xv)

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profitability of an identifiable business unit or product; (xvi) profit margins; (xvii) stock price; (xviii) market share; (xvix) revenues; (xx) costs; (xxi) cash flow; (xxii) working capital; (xxiii) return on assets; (xxiv) economic value added; (xxv) industry indices; (xxvi) peer group performance; (xxvii) regulatory ratings; (xxviii) asset quality; (xxix) gross or net profit; (xxx) net sales; (xxxi) total shareholder return; (xxxii) sales (net or gross) measured by product line, territory, customers or other category; (xxxiii) earnings from continuing operations; (xxxiv) net worth; and (xxxv) levels of expense, cost or liability by category, operating unit or any other delineation. Performance Measures may relate to the Corporation and/or one or more of its Subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. In addition, to the extent consistent with the requirements of Code Section 162(m), the Performance Measures may be calculated without regard to extraordinary items.

7. PARTICIPANTS. Options, Restricted Stock and Units may be granted under the Plan to any key employee of, or consultant to, the Corporation or any Subsidiary or to any individual in contemplation of becoming a key employee of, or consultant to, the Corporation or any Subsidiary. The individuals to whom Options, Restricted Stock and Units are to be offered under the Plan, and the number of Options, Units and shares of Restricted Stock to be issued to each such individual, shall be determined by the Committee in its sole discretion, subject, however, to the terms and conditions of the Plan. Notwithstanding the foregoing, unless otherwise provided by the Committee and upon adoption of appropriate resolutions of the Board of Directors of the Corporation, the Chief Executive Officer of the Corporation shall have the authority to grant Options, Restricted Stock and Units to individuals otherwise eligible therefor other than any individual who is an officer of the Corporation or any Subsidiary, but the terms of such Options, Restricted Stock and Units (although not the number of shares or the recipients) shall have been established by the Committee.

8. OPTIONS. The number of Shares to be optioned to any eligible person shall be determined by the Committee in its sole discretion (or, with respect to any individual who is not an officer of the Corporation or any Subsidiary and subject to the limitations on the Chief Executive Officer’s authority in this regard set forth in Section 7 of this Plan, the Chief Executive Officer of the Corporation); provided, subject to readjustment pursuant to Section 15 of the Plan, unless increased by amendment to the Plan and approved by the shareholders of the Corporation:

(a)	except as provided in subsection (b) below, no eligible person shall be granted, in any calendar year, Options to purchase more than 1,500,000 Shares of Class A Common Stock; and

(b)	in connection with his or her initial service, an eligible person may be granted Options to purchase up to an additional 1,000,000 Shares of Class A Common Stock, which shall not count against the limit in subsection (a) above.

The Committee shall be entitled to issue Options at different times to the same person. Options shall be subject to such terms and conditions and evidenced by agreements in such form as shall be determined from time to time by the Committee, provided that the terms and conditions of each such agreement are not inconsistent with this Plan.

The purchase price per Share for the Shares to be purchased pursuant to the exercise of any Option shall be fixed by the Committee within the provisions of the Plan and applicable law. No Option granted under the Plan shall be exercisable after ten years and one month from the date it was granted, or such earlier date as shall be established by the Committee in granting the Option.

Except as otherwise provided herein, an Option shall be exercisable by the holder at such rate and times as may be fixed by the Committee; provided, however, upon a Change of Control, all Options shall become immediately exercisable. The Committee may provide that the Option shall not be exercisable, in whole or in part, except upon the fulfillment of specific defined conditions. No Option may at any time be exercised in part with respect to fewer than 100 Shares unless fewer than 100 Shares remain in the Option grant being exercised.

Options shall be exercised by written notice to the Secretary of the Corporation (or the Secretary’s designated agent) in such form as is from time to time prescribed by the Committee and by the payment in full of the

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aggregate exercise price of the Options being exercised. Payment of the purchase price upon exercise of any Option shall be made (A) in cash or (B) in whole or in part, (i) in Shares valued at Fair Market Value on the date of exercise or (ii) with respect to the exercise of Options which are not incentive stock options, as defined in Section 422 of the Code, by electing to have the Corporation withhold a number of shares of Class A Common Stock otherwise receivable upon exercise, the value of such withheld shares determined by the Fair Market Value on the date of exercise.

9. RESTRICTED STOCK. Subject to the terms of the Plan, the Committee (or, with respect to any individual who is not an officer of the Corporation or any Subsidiary and subject to the limitations on the Chief Executive Officer’s authority in this regard set forth in Section 7 of this Plan, the Chief Executive Officer of the Corporation) shall determine and designate the recipients of Restricted Stock awards, the dates on which such awards are to be granted, the number of Shares subject to such awards, and the restrictions applicable to such awards. Restricted Stock awards shall be subject to such terms and conditions and evidenced by agreements in such form as shall be determined from time to time by the Committee, provided that the terms and conditions of each such agreement are not inconsistent with this Plan. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified Performance Measures. When the Committee awards Restricted Stock hereunder, to the extent that such Restricted Stock becomes vested and nonforfeitable only upon the satisfaction of Performance Measures as specified by the Committee, the Corporation shall establish a bookkeeping account for the recipient that shall accurately reflect the number of shares of Restricted Stock subject to the award. Subject to the terms of the Plan, upon vesting, such shares of Restricted Stock shall be issued to the recipient. Any fractional share that becomes vested shall be rounded down to the nearest whole share. Subject to readjustment pursuant to Section 15 of the Plan, unless increased by amendment to the Plan and approved by the shareholders of the Corporation:

(a)	except as provided in subsection (b) below, no individual shall be granted, in any calendar year, more than 1,500,000 shares of Restricted Stock; and

(b)	in connection with his or her initial service, an individual may be granted up to an additional 1,000,000 shares of Restricted Stock, which shall not count against the limit in subsection (a) above.

10. UNITS OF WARRANTS AND PREFERRED STOCK. Warrants and Preferred Stock shall only be awarded in Units. Subject to the terms of the Plan, the Committee (or, with respect to any individual who is not an officer of the Corporation or any Subsidiary and subject to the limitations on the Chief Executive Officer’s authority in this regard set forth in Section 7 of this Plan, the Chief Executive Officer of the Corporation) shall determine and designate the recipients of awards of Units, the dates on which such awards are to be granted, the number of Warrants (and Shares upon exercise thereof) and shares of Preferred Stock subject to such awards, and the restrictions and other limitations applicable to such awards. Awards of Units shall be subject to such terms and conditions and evidenced by agreements in such form as shall be determined from time to time by the Committee, provided that the terms and conditions of each such agreement are not inconsistent with this Plan. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified Performance Measures. Subject to readjustment pursuant to Section 15 of the Plan, unless increased by amendment to the Plan and approved by the shareholders of the Corporation:

(a)	except as provided in subsection (b) below, no individual shall be granted, in any calendar year, more than 1,500,000 Units; and

(b)	in connection with his or her initial service, an individual may be granted up to an additional 1,000,000 Units, which shall not count against the limit in subsection (a) above.

11. NONTRANSFERABILITY OF OPTIONS, RESTRICTED STOCK, WARRANTS AND PREFERRED STOCK. Restricted Stock, Warrants and Preferred Stock as to which all restrictions or other limitations have not lapsed and Options shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution to the extent provided herein. Options may be exercised during the holder’s lifetime only by the holder thereof.

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12. TAX WITHHOLDING. If as a result of: (a) the exercise of any Options or Warrants or the disposition of any Shares acquired pursuant to such exercise, or (b) the lapse of any restrictions or other limitations on the disposition of Restricted Stock, or as otherwise may apply to any grants under the Plan, the Corporation or any Subsidiary shall be required to withhold any amounts by reason of any Federal, state or local tax rules or regulations, the Corporation or Subsidiary shall be entitled to deduct and withhold such amounts from any cash payments to be made to the holder. In any event, the holder shall make available to the Corporation or Subsidiary, promptly when required, sufficient funds to meet the requirement for such withholding; and the Committee shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Corporation or Subsidiary when required. Notwithstanding the foregoing, the holder shall have the right to satisfy such withholding, in whole or in part, in Shares (including by having the Corporation withhold Shares otherwise issuable in respect of such Options or Warrants or by tendering vested shares of Restricted Stock) valued at Fair Market Value on the date of exercise, disposition or lapse of restrictions, as applicable.

13. TAX LIABILITY. Subject to the Committee’s discretion, agreements between the Corporation and grantees in connection with awards of Units, Options or Restricted Stock may provide for the payment by the Corporation of a supplemental cash payment to grantees promptly after the exercise of an Option, or promptly after the date on which the shares of Restricted Stock awarded or the Warrants (or Shares receivable on their exercise) and the Preferred Stock are included in the gross income of the grantee under the Code. Such supplemental cash payments, to the extent determined by the Committee, shall provide for the payment of such amounts as may be necessary to result in the grantee not having any incremental tax liability as a result of such exercise or inclusion in grantee’s gross income. The determination of the amount of any supplemental cash payments by the Committee shall be conclusive.

14. TERMINATION OF EMPLOYMENT OR SERVICE. Except as otherwise provided by the Committee, and notwithstanding any provision of the Plan to the contrary, (i) upon the termination of employment or other service of an optionee with the Corporation and all Subsidiaries other than for Cause, the optionee (or the optionee’s estate in the event of the optionee’s death) shall have the privilege of exercising any unexercised Options which the optionee could have exercised at the time of such termination of employment at any time until the end of one year following such termination of employment and (ii) upon the termination of employment or other service of an optionee with the Corporation and all Subsidiaries for Cause, all unexercised Options of such optionee shall terminate ten days after such termination of employment. The Committee may permit individual exceptions to the requirements of this section by extending the period in which Options may be exercised, provided, however, that no Options may be extended past their expiration dates.

15. ADJUSTMENT OF SHARES SUBJECT TO OPTIONS AND RESTRICTED STOCK. If there is declared and paid a stock dividend upon the Shares of the Corporation or if the Shares shall be split-up, converted, reclassified, or changed into, or exchanged for, a different number or kind of securities of the Corporation or other property, any outstanding grant of Options or unvested Restricted Stock, shall be adjusted to entitle the holder (upon the future exercise or vesting of such award) to such number and kind of securities or other property subject to the terms of the Option or Restricted Stock to which he would be entitled had he actually owned the Shares subject to the unexercised or unvested portion of the Option or Restricted Stock, as applicable, at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or exchange; and the aggregate purchase price upon the future exercise of the adjusted Option shall be the same as if originally optioned Shares were being purchased thereunder. If any such event should occur, the number of Shares with respect to which awards under the Plan remain to be issued, or with respect to which awards under the Plan may be reissued, as well as the maximum numbers of Options, shares of Restricted Stock and Units permitted under Sections 8, 9 and 10 of the Plan, respectively, shall be similarly adjusted.

In the event the outstanding Shares shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, combination or similar transaction, then each Option shall thereafter become exercisable for, and each share of Restricted Stock shall be converted into a corresponding award with respect to, the number and/or kind of capital stock, and/or the amount of cash, securities or other property so distributed, into which the Shares subject to the Option or Restricted Stock would have been changed or exchanged had the Option been exercised in full and the Restricted Stock been fully vested prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding Share, then the

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kind or amount of capital stock or cash, securities or other property for which the Option shall thereafter become exercisable shall be the kind and amount so receivable per Share by a plurality of the Shares, and provided further that, if necessary, the provisions of the Option and/or Restricted Stock award shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option or vesting of the Restricted Stock.

16. ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES ACT. The Corporation may postpone the issuance and delivery of shares of Preferred Stock and of Shares upon any exercise of an Option or Warrant, or upon any lapsing of restrictions on Restricted Stock until (a) the admission of such Shares to listing on any stock exchange on which Shares are then listed and (b) the completion of such registration or other qualification of such Shares and the Preferred Stock and the Warrant under any state or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. Any person exercising an Option or Warrant and any grantee of Restricted Stock or Units shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in light of the then existence or nonexistence with respect to such Shares and Preferred Stock and Warrants of an effective registration statement under the Securities Act of 1933, as from time to time amended, to issue the Shares and the Warrants and Preferred Stock in compliance with the provisions of that or any comparable Act.

17. AMENDMENT AND TERMINATION OF THE PLAN. The Committee may at any time discontinue the Plan or the grant of any additional Options or Restricted Stock or Units under the Plan. Except as hereinafter provided, the Committee may from time to time amend the Plan and the terms and conditions of any Options or grants of Restricted Stock or Units not theretofore issued, and the Committee, with the consent of the affected holder of an Option or Restricted Stock or Unit, may at any time withdraw or from time to time amend the Plan and the terms and conditions of such Option or grant of Restricted Stock or Units as have been theretofore granted.

18. EFFECTIVENESS AND TERM OF THE PLAN. The Plan originally became effective and in full force upon the consummation of the Joint Plan. The effective date of this restatement of the Plan shall be May 19, 2004. Unless sooner terminated by the Committee pursuant to Section 17 hereof, the Plan shall terminate on the date ten years after March 31, 2003. No Option or Restricted Stock or Warrant and Preferred Stock may be granted or awarded after termination of the Plan. Termination of the Plan shall not affect the validity of any Option or Restricted Stock or Unit outstanding on the date of such termination.

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